 Claimstaker Resources Ltd.
Suite 1440 - 1188 West Georgia St.
Vancouver, B.C.
Canada V6E 4A2
Telephone: (604) 684-6677
Fax: (604) 684-6678

January 16, 1997

Mr. Greg Austin

and

Saga Exploration Company Ltd. P.O. Box 6479
Reno, Nevada 89513
USA

Dear Sirs:

LETTER AGREEMENT

The following are the terms and conditions; upon which Mr. Greg Austin (hereinafter called "Austin") and Saga Exploration Company Ltd. (hereinafter called "Saga") agree to sell to Claimstaker Resources Ltd. (hereinafter referred to as "Claimstaker") all of the shares (herein after referred to as the "Shares") of Equinox Resources (Calif.) Inc., a California registered company (hereinafter referred to as "Equinox") which company holds a 100 % interest in the Zenda property, more particularly described in Appendix A (hereinafter referred to as the "Property") and upon which Claimstaker agrees to purchase all the shares in Equinox.

1. Claimstaker agrees to deliver to Austin and Saga a maximum of two million and fifty thousand shares of the capital of Clainmstaker subject to the following terms.

(a) 1,000,000 shares of the capital of Claimstaker before March 31, 1997

(b)(i) 500,000 shares of the capital of Claimstaker within 30 days of the Zenda project being in production within 110% of the estimated capital cost budget (attached hereto in Appendix B and hereinafter referred to as the "Capital Cost")

(b)(ii) If the actual capital cost of putting the Property into production as contemplated is in excess of the Capital Cost by more than 10% then the number of shares referred to in I (b)(i) shall be reduced from 500,000 by 100,000 to 400,000 and the total number of shares delivered to Austin and Saga as part of the purchase of Equinox shall be reduced accordingly

(b)(iii) If the actual capital cost of putting the Property into production as contemplated is in excess of the Capital Cost by more than 20% then the total number of shares referred to in I (b)(i) will be reduced from 500,000 by 200,000 to 300,000 and the total number of shares delivered to Austin and Saga as part of the purchase of Equinox shall be reduced accordingly

(b)(iv) If the actual capital cost of putting the Property into production as contemplated is in excess of the Capital Cost by more than 30% then the total number of shares referred to in I (b)(i) shall be reduced from 500,000 by 300,000 to 200,000 shares and the total number of shares delivered to Austin and Saga as part of the purchase of Equinox shall be reduced accordingly

(b)(v) If the actual capital cost of putting the Property into production as contemplated is in excess of the Capital Cost by more than 40% then the number of shares referred to in I (b)(i) shall be reduced from 500,000 by 400,000 to 100,000 shares and the total number of shares delivered to Austin and Saga as part of the purchase of Equinox shall be reduced accordingly

(b)(vi) If the actual capital cost of putting the Property into production as contemplated is less than the Capital Cost by more than 5% then the number of shares referred to in I (b)(i) shall be increased from 500,000 by 25,000 to 525,000 shares and the total number of shares delivered to Austin and Saga as part of the purchase of Equinox shall be increased accordingly.

(b)(vii) If the actual capital cost of putting the Property into production as contemplated is less than the Capital Cost by more than 10%, then the number of shares referred to in I (b)(i) shall be increased from 500,000 by 50,000 to 550,000 shares and the total number of shares delivered to Austin and Saga as part of the purchase of Equinox shall be increased accordingly.

(c) 500,000 shares within 30 days of the Property producing a net profit (as defined in Appendix C and hereinafter referred to as the NOP) equal to 125% of the actual Capital Cost

2. Claimstaker agrees to pay to Saga 25% of the net profits (hereinafter referred to as the NPI) after Claimstaker has recovered the Pre-production Expenses (capital costs) resulting from the operation of the Property or any other property acquired by Claimstaker within 5 miles of the present boundary of the Property (the "Common Interest Lands"). The NPI is defined in Appendix C. It is understood by both parties that prior to any distribution of NPI, Claimstaker is entitled to receive from the Net Profits, as defined in Appendix C, the full amount of Pre-production Expenses paid for by Claimstaker and Saga is entitled to receive from net profits, as defined in Appendix C, the full amount of any funds borrowed by Saga that form part of the Capital Costs and Collateral as per clause 8, below. In the event that Saga guarantees any loan arranged by Claimstaker towards the financing of the Capital Costs per clause 8 below, then such loan is to be repaid in priority to any other repayment of the Capital Costs With the express intent of releasing any charges or liens placed against the equipment owned by Saga that has been used as collateral towards such loan.

3. If, by February 28, 1998, Claimstaker has not significantly advanced the Property toward production, and if Austin or Saga indicate in writing that they wish the Property to go into production, then Claimstaker must within six months of receipt of such a letter either (a) provide the necessary funds to complete the project to full production OR (b) put the Property into full production OR (c) pay to Austin and Saga a total of $50,000 per year thereafter as an advance royalty on the NPI payable to them. If the price of gold should fall below $350.00 per ounce, while in that range, this section would not apply. Any delay caused by problems in obtaining permits for the property would delay the implementation of this section by the length of the delay caused by the permitting problem.

4. Saga agrees to supply as needed and as much as is possible various people, services and equipment to Claimstaker to advance the Property during the construction and operational period. Claimstaker will enter into agreements with Saga as necessary to pay for these people, equipment and services at industry rates or lower. In particular, Mr. Greg Austin agrees to act as Project Manager at the request of Claimstaker. The renumeration for this position is subject to negotiation but would be commensurate with industry standards taking into account the time devoted by Mr. Austin to the position.

5. Saga and Austin warrant that:

(a) substantially all the required permits necessary to place the Property into production have been obtained.

(b) both a right of way for a powerline and waterline have been obtained and approved. Also, it is understood that the local power supplier will agree to supply the necessary power and that a sufficient supply of water is available for the project.

(c) the Property is in good standing with the Laws of the United States of America and the State of California. Equinox is a company, duly incorporated, validly existing and in good standing under the laws of the State of California and has filed all necessary federal and state tax returns and reports.

(d) there are no outstanding claims, liens or encumbrances against the Property except the following: (i) the royalty to Paramount of 5% NSR (ii) payments due to Bierend et al for the purchase of the fee simple land - a total of $150,000 of which $50,000 has been paid (iii) a $2.00/ounce royalty to Page

(e) 100 % of the shares of Equinox (the "Shares") are owned by them and that they have the right to sell them to Claimstaker.

(f) the Shares are validly issued and outstanding as fully paid and nonassessable, free and clear of all liens, charges and encumbrances and represent all of the issued and outstanding shares of Equinox.

(g) Saga and Austin are responsible for these payables in Equinox as of the date of closing of this Agreement.

6. It is understood by both parties that until March 31, 1997 Claimstaker has the right to examine all documents (technical, legal or financial) pertaining to the Zenda Project and determine by its due diligence whether to proceed with the purchase contemplated in this Letter Agreement. If Claimstaker decides not to proceed with the purchase then, upon notification to Saga, Claimstaker will have no further right, title or interest in Equinox or the Property and Austin and Saga will have no right to any remuneration of any kind from Claimstaker under this agreement.

7. All payments of money or shares made to Austin and Saga under this agreement will be made pro rata to their share ownership in Equinox.

8. Saga agrees to put up approximately $600,000 of equipment (the Collateral Equipment) as collateral if required for any loans necessary to put the Property into production. The Collateral Equipment, limited to the equipment, is listed in Appendix D.

9. Claimstaker agrees that it will not sell for a period of five years from the date of this Agreement either the Shares or the Property without the prior consent of Austin. Such consent will not be unreasonably withheld.

10. All dollars referred to in this agreement are United States currency.

11. (a) The Common Interest Lands will be deemed to be any claim or fee simple land purchased or staked, or any rights to a claim acquired by option within 5 miles of the present boundary of the Property as discussed in clause 2 of this Agreement, including, but not limited to, the claims referred to as the Cowboy claims.

(b) All parties agree that the cost of exploration on the Property and the Common Interest Lands is chargeable as an operating expense, for the purpose of calculating the NPI, excepting that, in any year, the total exploration expense charged must not be greater than 10% of the Net Profits. Any exploration expense in any year in excess of 10% of the Net Profits may be carried forward into a subsequent year as a charge for calculating the NPI. In effect, all of the exploration expenses incurred will be pooled. In any year, the exploration expenses from this pool equivalent to 10% of the Net Profits may be deducted from the Net Profits for the purpose of calculating the NPI. This change would be applicable to any Net Profits realized on the Zenda deposit or any other deposit found within the Common Interest Lands.

12. This Letter Agreement is subject to the approval of the Vancouver Stock Exchange and the British Columbia Securities Commission and the Board of Directors of Claimstaker.

13. This Letter Agreement will be replaced by a Share Purchase Agreement as soon as is possible. All parties to this Letter Agreement hereby agree to work in good faith to accomplish this.

14. This Agreement shall be governed by the laws of the state of California.

If the above terms and conditions meet with your approval, please indicate by signing below in the space provided.

APPENDIX A

"The Property"

Description of Zenda Mine, Kern County, California

1. Patented Lode Mining Claims

Purchased from Wilmar T. and Donna May Kahler by Deed dated January 11, 1988.

Zenda, Zenda Junior, Pearl, Pearl Fraction, Emmett, Annie, Hidden Treasure and Mustang, M.S. 5473, Sections 29-30, T. 30 S., R. 33 E., MDM.

2. Unpatented Lode Mining Claims

Claim Name BLM Serial Number
Zenda 1 CAMC 166996
Zenda 2 CAMC 166997
Zenda 3 CAMC 166998
Zenda 5 CAMC 167000
Zenda 6 CAMC 167001
Zenda 7 CAMC 167002
Zenda 8 CAMC 167003
Zenda 9 CAMC 167004
Zenda 10 CAMC 167005
Zenda 15 CAMC 167008
Zenda 16 CAMC 167009
Zenda 21 CAMC 167010
Zenda 27 CAMC 167011
Zenda 28 CAMC 167012
Zenda 29 CAMC 167013
Zenda 30 CAMC 167014
Zenda 17 CAMC 168317
Zenda 18 CAMC 168318
Zenda 19 CAMC 168319
Zenda 20 CAMC 168320
Zenda 22 CAMC 168321
Zenda 26 CAMC 168322
Zenda 31 CAMC 168323
Zenda 23 CAMC 170942
Fr. Zenda 9 CAMC 170945
Fr. Zenda 33CAMC 170946

The foregoing claims are located in Sections 29-30, T. 30 S., R. 33 E., MDM.

3. Rights-of-Way

a. Right-of-Way Agreement with Ralph & Betty Larimer, dated April 20, 1988 10-year term.

Rights of ingress and egress and right to expand, widen, improve and repair, subject to Grantors' review and approval, Studhorse Canyon Road and the SE 1 /4 of the SEI/4 and Lot 3, Section 20, T. 30 S, R. 33 E., MDM, Kern County, California.

b. Right-of-Way Agreement with Prestige Land & Development, Bill & Phil Shirley, dated February 3, 1992 - 5 years, with right to extend for an additional 5 years.

Rights of ingress and egress and right to expand, widen, improve and repair Studhorse Canyon Road and the NE 1/4, the E 1/2 of the NW 1/4, and the S 1/2 of the SWI/4 of Section 29, T. 30 S, R. 33 E., MDM, Kern County, California.

Surface Fee Simple Land

The property consists of approximately 490 acres, more or less. The property is legally described as:

Lots, 2, 3, 4, 5, 7, 8, 11, 12, 13, 16, 17, 18, and 19 and the SW 1/4 of Section 30 in Township 30 South, Range 33 East, M.D.B.M., in the County of Kern, State of California, according to the Official Plat of the Re-Survey of said land on file in the General Land Office;

EXCEPTING THEREFROM all of the coal and other minerals in said land, as reserved in Patent of record.

Appendix "B" Zenda Mining - Capital Cost Estimates

Phase I Capital Cost Site Preparation Road Work and Design $183,931 Site Clearing & Grubbing $7,470 Diversion Ditch & Exit Channel $7,270 Telecommunications $10,000 Sanitary System $10,000 Supply Storage $2,000 Establish Power $45,000 Fuel Storage $12,000 Fire Water Storage $2,177 Total Site Preparation $279,848

Embankment Dam Preparation Keywall Excavation $60,000 Keywall Fill & Place $9,000 Foundations $19,000 Total Embankment Dam Preparation $88,000

Pond & Process Site Work Process Pond Excavation $152,500 Grading $924 Floating Pump Station $5,000 Concrete Slab for Plant $45,051 Pond Liner & Bedding Material $42,520 Key in Pond Liner $240 LCDRS $1,588 Install Carbon Columns $10,000 Install Office, Warehouses, Lab $4,000 Sundry non-budgeted costs $10,000 Install Fencing around pond $22,250 Total Pond & Process Site Work $294,073

Water Install Pumps, Distribution, fire $65,000 Total Water $65,000

Other Phase I Earthworks Pre Stripping $65,000 Road from Dam to Pit $30,000 Pre-strip and materials placement $35,000 Total Other Phase I Earthworks $130,000

Phase I Dam Construction French Drains & Conduit $58,354 Placement of Fill $45,000 Facing Materials $3,000 Total Phase I Dam Construction $106,354

Liner Installation Grade Pad $2,025 Liner Bedding Material $54,300 Installation of liner & incl. liner mat's $232,020 Total Liner Installation $288,345

Pad Anchor Trench, Pump, Leachate Collection Pad Anchor Trench $6,825 Pad Pump Station $19,300 Pad LCS $1,850 Pad Sprays/Drippers $18,000 Misc, Permit Requirements $29,200 Total Pad Anchor Trench, Pump, Leachate Collection $75,175

Leachate Collection Piping Materials $7,480 Installation $1,486 Total Leachate Collection Piping $8,966

Equipment to be Acquired Water Pumps $22,000 Carbon Columns $130,000 Secondary Crushing Plant $130,000 Generator $30,000 Haul Trucks - 35 ton $40,000 All Terrain Back Hoe $30,000 All Terrain Forklift $20,000 Total Equipment to be Acquired $402,000

Total Phase I Capital Cost $1,737,761

Phase II Capital Cost Earthworks $381,843 Liner Installation $232,020 Total Phase If Capital Cost $613,863

Start Up Working Capital $148,376

Total Capital Costs $2,500,000

APPENDIX C

NET PROFITS DEFINITION (REVISED)

(a) The following calculation shall be made on a monthly basis.

(b) "Net Profits" means, for any period, the excess, if any, of Gross Proceeds for the period over the aggregate of:

(i) operating costs for the period,

(ii) operating costs for all previous periods to the extent they have exceeded Gross Proceeds from such periods and not previously been deducted in computing Net Profits; and

(iii) such amount of working capital as, in the reasonable opinion of Claimstaker, is required for the operation of the Property as a mine; provided that this amount shall be added to the Gross Proceeds in calculating the Net Profits for the next period and provided that such working capital shall not exceed $300,000 (approximately 30 days operating costs) or any other amount mutually agreed upon by Saga and Claimstaker.

(c) "Gross Proceeds" means, for any period, the aggregate gross revenues received during the period from the operation of the Property as a mine and any cash proceeds received during the period from the disposition of any capital assets the cost of which has been treated as a Pre-production Expense.

(d) "Operating Costs" means, for any period, all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature incurred or chargeable, directly or indirectly, by Claimstaker, after commencement of production, in connection with the operation of the Property as a mine during the period, which costs, expenses, obligations, liabilities and charges shall include, without limiting the generality of the foregoing, the following:

(i) all costs of or related to the mining and concentrating of ore or other products and the operation of the Mining Facilities;

(ii) all costs of or related to marketing of mineral Products including, without limitation, transportation, commissions and/or discounts;

(iii) all costs of maintaining in good standing or renewing from time to time the Property, including the patented and unpatented Claims and the fee simple land listed in Schedule A, or any interest therein including the payment of all royalties and taxes of any nature whatsoever in connection therewith;

(iv) all costs of or related to providing and/or operating employee facilities, including housing;

(v) all duties, charges, levies, royalties, taxes (excluding taxes levied under the Income Tax Act, Canada, the Income Tax Act of British Columbia, and any other act which taxes the income of the parties hereto individually) and other payments imposed upon or in connection with operating the Property as a mine by any government or municipality or department or agency thereof,

(vi) all reasonable and actual costs and fees of Claimstaker for providing technical, management and/or supervisory services;

(vii) all costs of consulting, legal, accounting, insurance and other services,

(viii) all amounts expended in doing work hereunder;

(ix) all costs of construction, equipment, and mine development, after commencement of production, including maintenance, repairs and replacements, except capital expenditures relating to a major improvement, expansion, modernization or replacement of the Mining Facilities (for the purposes hereof a major improvement, expansion, modernization or replacement of the Mining Facilities is one which involves an aggregate cost of more than $500,000);

(x) all costs for pollution control, reclamation or any other similar costs incurred or to be incurred as a result of any governmental regulations or requirements,* and

(xi) any costs or expenses incurred or to be incurred relating to the termination of the operation of the Property as a mine including all reclamation costs;

all operating costs shall be determined in accordance with generally accepted accounting principles consistently applied, except that such costs shall not include the non-cash expense items such as depreciation, depletion or amortization of Pre-production Expenses and post-production capital expenses.

(e) "Pre-production Expenses" shall mean all development expenditures, and all other costs, expenses, obligations and liabilities of whatsoever nature or kind, including those of a capital nature, incurred or chargeable, directly or indirectly, by Claimstaker with respect to the development of the Property and equipping them for production up to and including the date of commencement of production including sufficient initial working capital to finance the first three months of production.

(f) "Mineral Products" shall mean the products derived from operating the Property as a mine.

(g) "Mining Facilities" shall mean all mines and plants, including, without limitation, all pits, shafts, haulageways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or movable, as the same may exist at any time in, on or outside the Property and relating to the operation of the Property as a mine.

(h) "operating the Property as a mine" or "operation of the Property as a mine" shall mean the extraction or production of minerals from the Property, the milling, smelting, refining, beneficiating, and other processing of minerals and mineral products and the marketing of Mineral Products.

(1) "Other Tenements" shall mean all surface rights of and to any lands within or outside of the property,

including surface rights held in fee or under lease, licence, easement, right-of-way or other right of any kind (and all renewals, extensions and amendments thereof) required by Claimstaker with respect to the Property.

"Net Profits Interest-& "NPI" is defined as 25% of the Net Profits as defined above.

(k) Regardless of the foregoing, Claimstaker may not charge any overhead against income in calculation of the 25% of the Net Profits proceeds and furthermore, only expenses that are directly related to the Zenda project will be allowed.

APPENDIX D

Zenda Mining Project

Equipment owned by Saga Exploration Inc to be Leased to the Project

Description Make Model Serial Number Estimated (to be provided) Market Value Radial Stacker $22,500 Air Track Drill Atlas Copco $50,000 Air Track Drill IR 350 $50,000 Front End Loader $30,000 Haul Truck - 35 ton Wabco $20,000 Haul Truck - 35 ton Wabco $20,000 Shovel NW 180D $80,000 All Terrain Crane A-W 10 ton $15,000 Forklift $3,500 Pick-up Truck 94 Ford F250 $10,000 Pick-up Truck 84 Ford F250 $10,000 Pick-up Truck 86 Ford F150 $10,000 Pick-up Truck 82 Ford F350 $10,000 Jaw Crusher $150,000 Grizzley $8,000 Generator Cat 200KW $15,000 Generator Cat 100KW $8,000 Dozer Cat D8H $40,000 Grader Wabco 550 $15,000 Lube Truck $20,000 Water Truck $25,000 Service Truck $8,000 Warehouse Containers $10,000 Office Trailers $20,000 Powder Magazine $10,000 Lab Trailer $10,000 Sundry Shop Tools $5,000

Total Value of Equipment Owned $675,000